KRAMER LEVIN NAFTALIS & FRANKEL LLP

Exhibit 8.2
June 12, 2014
NRFC Sub-REIT Corp.
399 Park Avenue, 18th Floor
New York, NY 10022

Ladies and Gentlemen:
We have acted as United States tax counsel to NRFC Sub-REIT Corp., a Maryland corporation (the “Company”) in connection with (i) the merger (such transaction, the “Merger”) of NorthStar Realty Finance Corp., a Maryland corporation (“NRF”) with and into the Company with the Company surviving and (ii) the one-for-two reverse stock split of Company common stock subsequent to the Merger (such transaction, the “Reverse Stock Split”), both pursuant to a registration statement filed by the Company on Form S-4, including the prospectus included therein (the “Prospectus”), filed with the U.S. Securities and Exchange Commission on June 12, 2014, as amended prior to the date hereof (the “Registration Statement”). Capitalized terms used herein without definition have the meanings assigned to them in the Registration Statement.
For purposes of the opinion set forth below, we have reviewed and relied upon the Registration Statement and such other documents, records, and instruments as we have deemed necessary, appropriate or relevant as a basis for our opinion. We have assumed that the Merger will be carried out pursuant to the terms and conditions of the Articles of Merger, to be entered into between NRF and the Company, and as described in the Registration Statement. In addition, in rendering our opinion we have relied upon certain representations and information provided to us and certain statements of factual matters made by the Company, which we have neither investigated nor verified. We have assumed that such representations, information and statements are true, correct, complete, and not breached, and that no actions that are inconsistent with such representations, information and statements will be taken. We have also assumed that all statements made “to the best knowledge of” or “beliefs” of any persons will be true, correct, and complete as if made without such qualification. Any inaccuracy in, or breach of, any of the aforementioned statements and assumptions, or any change after the date hereof in applicable law, could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service (the “Service”) by the Company as to the United States federal income tax consequences of the Merger or the Reverse Stock Split. The opinion expressed herein is not binding on the Service or any court, and there can be no assurance that the Service or a court of competent jurisdiction will not disagree with such opinion.
Based upon and subject to the foregoing as well as the limitations set forth below, we are of the opinion as of the date of this letter that, under presently applicable United States federal income tax law, the statements of law set forth in the Prospectus under the heading “Material U.S. Federal Income Tax Considerations - U.S. Federal Income Tax Consequences of the Merger and Reverse Stock Split” constitute our opinion as to the material United States federal income tax consequences of (i) the Merger to the Company, to NRF and to NRF stockholders and (ii) the receipt of cash in lieu of fractional shares in the Reverse Stock Split to U.S. stockholders of the Company.
No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences of the Merger or Reverse Stock Split under any non-United States, state, or local tax law. Furthermore, our opinion is based on current United States federal income tax law and administrative practice, any of which may be changed or subject to different interpretation at any time, possibly with retroactive effect. We do not undertake to advise you as to any changes in United States federal income tax law or administrative practice that may affect our opinion unless we are specifically asked to do so.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.
This opinion is being delivered to you for the purpose of being filed as an exhibit to the Registration Statement and may not be circulated, quoted, or otherwise referred to for any other purpose without our written consent.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP

Kramer Levin Naftalis & Frankel LLP

1177 AVENUE OF THE AMERICAS   NEW YORK NY 10036-2714   PHONE 212.715.9100   FAX 212.715.8000
990 MARSH ROAD   MENLO PARK CA 94025-1949   PHONE 650.752.1700   FAX 650.752.1800
47 AVENUE HOCHE   75008 PARIS FRANCE   PHONE (33-1) 44 09 46 00   FAX (33-1) 44 09 46 01